Exhibit 4.6

Dated    31 January 2019

Premdor Crosby Limited
(and others as Chargors)

and
Wells Fargo Bank, National Association
(as Agent)
Guarantee and
Debenture

Contents

Clause		Page
1	Definitions and Interpretation	1
2	Covenant to pay	4
3	Creation of Security	5
4	Nature of Security Created	6
5	Conversion of Floating Charge	6
6	Restrictions	7
7	Representations and Warranties	7
8	Undertakings	7
9	Enforcement	8
10	Appointment and powers of Receivers	9
11	Protection of purchasers	10
12	Protection of the Secured Parties and Receivers	11
13	Further Assurances	12
14	Power of Attorney	12
15	Guarantee and Preservation of Security	12
16	Notices	15
17	Miscellaneous Provisions	15
18	Release	15
19	Governing Law and Jurisdiction	16
Schedule 1 The Chargors		17
Schedule 2 Forms of Notice to Banks and Acknowledgement		18
Part I - Collection Account Notice		18
Part II - Collection Account Acknowledgement		20
Part III - Other Accounts Notice		22
Part IV - Other Accounts Acknowledgement		23
Schedule 3 Charged Accounts		25
Part I - Collection Accounts		25
Part II - Other Accounts		25
Schedule 4 Deed of Accession		26

Guarantee and Debenture
Dated 31 January 2019
Between

(1)	Premdor Crosby Limited registered in England with number 03227274 (the Company);

(2)
The Companies (if any) identified in Schedule 1 (The Chargors) (together with the Company and each person which becomes a party to this Deed by executing a Deed of Accession, each a Chargor and together the Chargors); and

(3)	Wells Fargo Bank, National Association, a national banking association, as administrative agent, collateral agent and security trustee for the Secured Parties (the Agent).
Recitals

(A)	The Lenders have agreed to make credit facilities available on the terms of the Credit Agreement.

(B)	The Chargors enter into this Deed to secure the repayment and satisfaction of the Secured Liabilities and to guarantee the obligations of the Specified Loan Parties to the Secured Parties.

(C)	The Chargors and the Agent intend that this document take effect as a deed notwithstanding that it may be executed under hand.
It is agreed:
1    Definitions and Interpretation
1.1    Definitions
In this Deed:
Act means the Law of Property Act 1925.
Book Debts means:

(a)
all book and other debts in existence from time to time (including, without limitation, any sums whatsoever owed by banks or similar institutions) both present and future, actual or contingent, due, owing to or which may become due, owing to or purchased or otherwise acquired by any Chargor; and

(b)
the benefit of all rights whatsoever relating to the debts referred to in (a) above including, without limitation, any related agreements, documents, rights and remedies (including, without limitation, negotiable or non-negotiable instruments, guarantees, indemnities, legal and equitable charges, reservation of proprietary rights, rights of tracing, unpaid vendor's liens and all similar connected or related rights and assets).

Charged Accounts means the Collection Accounts and the Other Accounts other than the Exempt Deposit Accounts.
Collection Accounts means the bank accounts of the Chargors specified in Part I of Schedule 3 (Charged Accounts) and/or in the Schedule to any Deed of Accession and/or such other bank accounts of the Chargors as the Agent and Chargor may designate or approve.
Credit Agreement means the second amended and restated credit agreement dated on or about the date of this Deed between, among others, Masonite International Corporation as Canadian Borrower and Parent Borrower, Masonite Corporation and the other U.S. Borrowers from time to time party thereto as U.S. Borrowers, the Company and the other U.K. Borrowers from time to time party thereto as U.K. Borrowers, the Lenders from time to time party thereto, Wells Fargo Bank, National Association as Administrative Agent.
Deed of Accession means a deed of accession substantially in the form set out in Schedule 4 (Deed of Accession).

Inventory means a Chargor’s stock and inventory including all goods intended for sale or lease by a Chargor or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in a Chargor’s business, along with all prints and labels on which any trade mark of such Chargor has appeared or appears, package and other designs, and the rights in any of the foregoing which arise under applicable law.
Intellectual Property means:

(a)
any patents, petty patents, trade marks, service marks, trade names, domain names, rights in designs, software rights, utility models, database rights, copyrights, rights in the nature of copyright, and all other forms of intellectual or industrial property;

(b)	any rights in or to inventions, formulae, confidential or secret processes and information, know-how and similar rights, goodwill and any other rights and assets of a similar nature; and

(c)	any other right to use (or which may arise from, relate to or be associated with), or application to register or protect, any of the items listed in paragraphs (a) or (b) above,

(d)	arising or subsisting in any jurisdiction and whether registered or not.
Legal Reservations means:

(a)
the principle that remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable statutes of limitation, the possibility a court may strike out provisions of a contract as invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, and defences of setoff or counterclaim;

(c)	the principle that additional or default interest payable under any Loan Document may be held to be unenforceable on the grounds that it is a penalty;

(d)
the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by a litigant;

(f)
the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(g)	similar principles, limitations, rights and defences to those in paragraphs (a) to (f) above under the laws of any applicable jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in connection with a Loan Document.
Other Accounts means the bank accounts of the Chargors specified in Part II of Schedule 3 (Charged Accounts) and/or in the Schedule to any Deed of Accession and/or such other bank accounts of the Chargors as the Agent and Chargor may designate or approve.
Perfection Requirements means the making or procuring of the registrations, filings, endorsements, notarisations, stampings and/or notifications of or in connection with Loan Documents or the Security created thereunder necessary for the validity or enforceability thereof.

Receiver means a receiver appointed pursuant to this Deed or to any applicable law, whether alone or jointly, and includes a receiver and/or manager and, if the Agent is permitted by law to appoint an administrative receiver, includes an administrative receiver.
Regulations means the Financial Collateral Arrangements (No 2) Regulations 2003 (S.I. 2003/3226) or equivalent legislation in any applicable jurisdiction bringing into effect Directive 2002/47/EC on financial collateral arrangements, and Regulation means any of them.
Secured Liabilities means collectively the U.K. Finance Obligations and the Canadian Finance Obligations.
Secured Parties means collectively the U.K. Secured Parties and the Canadian Secured Parties.
Security Assets means the assets of each Chargor the subject of any security created by this Deed.
Security Period means the period beginning on the date of this Deed and ending on the date on which the Secured Liabilities have been irrevocably and unconditionally satisfied in full and no Secured Party has any commitment or liability, whether present or future, actual or contingent, in relation to the credit facilities provided under the Credit Agreement in relation to any Loan Party. If any amount paid by any Chargor and/or in connection with the satisfaction of the Secured Liabilities is capable of being avoided or otherwise set aside on the liquidation or administration of such Chargor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purpose of this Deed.
Security means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.
Specified Loan Parties means collectively the U.K. Loan Parties and the Canadian Loan Parties.
U.S. Security Agreement means the amended and restated U.S. security agreement dated on or about the date of this Deed among Masonite Corporation, the other U.S. Borrowers from time to time party thereto, the U.S. Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Collateral Agent.
1.2    Construction
(a)    Any reference in this Deed to:

(i)	assets includes present and future properties, revenues and rights of every description;

(ii)
any Loan Document or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, amended and restated, varied, novated supplemented or replaced from time to time;

(iii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)
a person includes one or more of that person's assigns, transferees or successors in title, delegates, sub-delegates and appointees (in the case of a Loan Party or Specified Loan Party only, in so far as such assigns, transferees or successors in title, delegates, sub-delegates and appointees are permitted in accordance with the Loan Documents) and any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(v)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)
a guarantee (other than the guarantee contained in Clause 15 (Guarantee and Preservation of Security)) includes any guarantee or indemnity, bond, letter of credit, documentary or other credit, or other assurance against financial loss;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	words importing the singular shall include the plural and vice versa.
(b)    Clause and Schedule headings are for ease of reference only.
(c)    An Event of Default is continuing if it has not been remedied or waived.

(d)
Capitalised terms defined in the Credit Agreement or whose interpretation or construction is provided for in the Credit Agreement shall have the same meaning when used in this Deed unless the context requires otherwise.

(e)
The terms of the other Loan Documents and of any side letters between any parties in relation to any Loan Document are incorporated in this Deed to the extent required to ensure that any purported disposition of an interest in Land contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(f)
Each of the charges in Clause 3 (Creation of Security) over each category of the assets, each asset and each sub-category of each asset specified in such clause shall be read and construed separately, as though each such category, asset and sub-category were charged independently and separately of each other and shall apply to both present and future assets.

1.3    Terms defined in the U.S. Security Agreement
Unless otherwise defined in this Deed or in the Credit Agreement, the following terms, have the respective meanings given to them in the U.S. Security Agreement mutatis mutandis:

(a)	Chattel Paper;

(b)	Claims;

(c)	Documents;

(d)	Equipment;

(e)	Excluded Contracts;

(f)	Exempt Deposit Accounts;

(g)	Fixtures;

(h)	General Intangibles;

(i)	Instruments;

(j)	Investment Property;

(k)	Judgments;

(l)	Letter-of-Credit Rights;

(m)	Payment Intangibles;

(n)	Settlements; and

(o)	Supporting Obligations.
2    Covenant to pay
Each Chargor covenants with the Agent as trustee for the Secured Parties that it will pay and discharge the Secured Liabilities as and when they become due and payable in accordance with the terms of the relevant Loan Document.

3    Creation of Security
3.1    Book Debts
Each Chargor charges by way of fixed charge:

(a)
its Book Debts, both uncollected and collected, the proceeds of the same and all monies otherwise due and owing to such Chargor but excluding the Charged Accounts and any amounts standing to the credit of any Charged Account; and

(b)	the benefit of all rights, Security and guarantees of whatsoever nature enjoyed or held by it in relation to anything referred to in paragraph (a) above.
3.2    Collection Accounts
Each Chargor charges by way of fixed charge all of its right, title and interest (if any) in and to the Collection Accounts and all monies standing to the credit of any of the Collection Accounts and the debts represented by them.
3.3    Floating Charge
(a)    Each Chargor charges by way of floating charge:

(i)	all Inventory;

(ii)
if directly or indirectly evidencing, governing, supporting, used or useful to protect or enhance the value, salability or collectibility of, or otherwise in any way related to, Book Debts or Inventory, all (A) General Intangibles (including, for the avoidance of doubt, Payment Intangibles but excluding Intellectual Property), (B) Chattel Paper, (C) Documents, (D) Instruments, (E) Claims, Judgments and Settlements (F) Letter-of-Credit Rights and (G) other Supporting Obligations of or with respect to all or any of the foregoing;

(iii)
all cash and Cash Equivalents (other than cash or Cash Equivalents on deposit in any Exempt Deposit Account), and all cash and other property deposited therein or credited thereto from time to time and, in each case, including all other collection accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets in any such accounts, all Investment Property and all Supporting Obligations of any kind given with respect to or relating to all or any of the foregoing, in each case only to the extent constituting proceeds of the foregoing, other than identifiable cash proceeds arising from the sale or other disposition (including any Casualty or Condemnation) of Real Property, Fixtures, Equipment, or any other asset not constituting Security Assets;

(iv)
all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of such Chargor pertaining to any of the Security Assets; and

(v)
all proceeds of all or any of the Security Assets described in clauses (i) through (viii) hereof (including proceeds of proceeds) and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any Chargor and business interruption insurance and all security and guarantees given by any other person with respect to any of the foregoing, provided, however, that the Security Assets shall not include any Excluded Contracts or Exempt Deposit Accounts; and

(vi)	all its present and future assets referred to in Clauses 3.1 and 3.2 which are not effectively charged by way of fixed charge under this Clause 3 (Creation of Security).

(b)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to any floating charge created by this Deed.

3.4    Trust

(a)	Subject to paragraph (b), if or to the extent that for any reason the charging of any Security Asset is prohibited, each Chargor holds it on trust for the Agent.

(b)	If the reason referred to in paragraph (a) is that:

(i)	(i) a consent or waiver must be obtained; or
(ii)    a condition must be satisfied,
then:

(A)	subject to paragraph (c) the relevant Chargor shall apply for the consent or waiver; and

(B)	the relevant Chargor shall use all reasonable endeavours to satisfy the condition, as soon as reasonably practicable after the date of this Deed or, if the Security Asset is acquired after the date of this Deed, as soon as reasonably practicable after the date of acquisition.

(c)	Where the consent or waiver is not to be unreasonably withheld, the relevant Chargor shall:
(i)use all reasonable endeavours to obtain it as soon as possible; and
(ii)keep the Agent informed of the progress of the negotiations to obtain it.

(d)
On the waiver or consent being obtained, or the condition being satisfied, the Security Asset shall be charged under this Clause 3 (Creation of Security) and the trust referred to in paragraph (a) shall terminate.

4    Nature of Security Created
The Security created under this Deed is created:

(a)	as a continuing security and will extend for the ultimate balance of sums payable in connection with the Secured Liabilities regardless of any intermediate payment or discharge in whole or part;

(b)
over all present and future assets of the kind described which are owned by any Chargor and, to the extent that it does not own those assets, shall extend to any right or interest which it may have in them;

(c)	in favour of the Agent as agent and trustee for the Secured Parties; and

(d)	with full title guarantee.
5    Conversion of Floating Charge
5.1    Conversion on notice
Subject to Clause 5.2 (Limitation), the Agent may by notice to a Chargor at any time during the Security Period convert the floating charge created by that Chargor under this Deed into a fixed charge in respect of any Security Asset specified in that notice if:

(a)	an Event of Default has occurred and is continuing; or

(b)	a Cash Dominion Event has occurred and is continuing.
5.2    Limitation
Clause 5.1 (Conversion on notice) shall not apply by reason only of a moratorium being obtained, or anything being done with a view to a moratorium being obtained, under section 1A of the Insolvency Act 1986.

    5.3    Automatic conversion
The floating charge created by a Chargor under this Deed will convert automatically into fixed charges:

(a)	if the Agent receives notice of an intention to appoint an administrator of that Chargor;

(b)
if any steps are taken, (including the presentation of a petition, the passing of a resolution or the making of an application) to appoint a liquidator, provisional liquidator, administrator or Receiver in respect of that Chargor over all or any part of its assets, or if such person is appointed;

(c)	if that Chargor creates or attempts to create any Security in breach of Clause 6 (Restrictions) over all or any of the Security Assets (other than Permitted Liens);

(d)	on the crystallisation of any other floating charge over the Security Assets; and

(e)	if any person seizes, attaches, charges, takes possession of or sells any Security Asset under any form of distress, sequestration, execution or other process, or attempts to do so.
6    Restrictions
No Chargor shall:

(a)	create or permit to subsist any Security of whatsoever nature on any Security Asset other than Permitted Liens or as created by this Deed; or

(b)	sell, transfer, grant, lease or otherwise dispose of any Security Asset, except as permitted under the Loan Documents.
7    Representations and Warranties
7.1    Making of representations
Subject to the Legal Reservations and Perfection Requirements, each Chargor makes the representations and warranties set out in this Clause 7 to the Agent and the Secured Parties. The representations and warranties so set out are made on the date of this Deed and are deemed to be repeated by the Chargors throughout the Security Period on those dates on which representations and warranties are to be repeated in accordance with the Credit Agreement with reference to the facts and circumstances then existing.
7.2    Capacity
Each Chargor has the capacity, power and authority to enter into this Deed and subject to the Legal Reservations and Perfection Requirements the obligations assumed by it are its legal, valid, binding and enforceable obligations subject to laws affecting creditors' rights generally.
7.3    Title
Each Chargor has good and marketable title to the Security Assets it is charging under this Deed, free of any Security (other than pursuant to or as permitted by the Loan Documents).
7.4    Security
Subject to the Legal Reservations and Perfection Requirements, this Deed creates the security interests it purports to create and those security interests are valid and effective.
    8    Undertakings
8.1    Duration
The undertakings in this Clause 8 shall remain in force throughout the Security Period and are given by each Chargor to the Agent and the Secured Parties.

8.2    Book debts and receipts
Each Chargor shall collect its Book Debts in a manner consistent with its usual business practice and, save to the extent that the Agent otherwise agrees in writing, on and from the earlier of the date on which the requirements specified in Clause 8.3 (Collection Account Arrangements) are complied with and the date falling 90 days after the date of this Deed, pay the proceeds thus collected into a Collection Account and, pending such payment into a Collection Account, hold the proceeds thus collected upon trust for the Agent.
8.3    Collection Account Arrangements

(a)	Each Chargor shall, within 90 days of the date of this Deed establish and maintain Collection Accounts to be used for the sole purpose of collecting the proceeds of all Book Debts.

(b)	Each Chargor shall, within 90 days of the date of this Deed or, in respect of any Collection Account opened after the date of this Deed, promptly following the opening of such Collection Account:

(i)
serve notice upon the bank at which each Collection Account is opened (in respect of the relevant Collection Accounts) in substantially the form set out in Part I of Schedule 2 (Forms of Notice to Banks and Acknowledgement); and

(ii)
procure the relevant bank returns the acknowledgement in substantially the form set out in Part II of Schedule 2 (Forms of Notice to Banks and Acknowledgement) or such other form acceptable to the Agent and the relevant account bank in their absolute discretion.

8.4    Operation of Collection Accounts
On the occurrence of a Cash Dominion Event:

(a)
no Chargor shall be entitled to withdraw the whole or any part of any amount standing to the credit of any Collection Account and shall not take any action, claim or proceedings against the Agent or any other party for the return or payment to any person of the whole or any part of any amount standing to the credit of any Collection Account except with the prior consent of the Agent;

(b)
each Chargor shall execute and deliver to the Agent (in a form and substance substantially the same as the security granted under this Deed in respect of such assets) a fixed charge with respect to each of its Collection Accounts and all of its Book Debts;

(c)
the Agent may serve notice upon any bank at which a Collection Account is open, terminating the Chargor's right to operate such Controlled Account and instructing the account bank to forward, by daily sweep, all amounts in the applicable Collection Account to the applicable Agent’s account; and

(d)
if any Secured Liabilities are then outstanding, all amounts standing to the credit of the Agent’s account shall be withdrawn by the Agent and immediately used to repay (or cash collateralize, as applicable) such Secured Liabilities in accordance with the terms of the Credit Agreement.

    8.5    Other Account Arrangements
Each Chargor shall promptly upon the execution of this Deed or, in respect of any Other Account opened after the date of this Deed, promptly following the opening of such Other Account, serve notice upon the bank at which each Other Account is opened (in respect of the relevant Other Accounts) in substantially the form set out in Part III of Schedule 2 (Forms of Notice to Banks and Acknowledgement) and use reasonable endeavours to procure the relevant bank returns the acknowledgement in substantially the form set out in Part IV of Schedule 2 (Forms of Notice to Banks and Acknowledgement) or such other form acceptable to the Agent in its absolute discretion.
9    Enforcement
9.1    When Security becomes enforceable
The Security created by a Chargor under this Deed shall become enforceable:

(a)	on the occurrence of an Event of Default that is continuing; or

(b)	if a Chargor so requests.
9.2    Powers on enforcement
At any time after the Security created by a Chargor under this Deed has become enforceable, the Agent may (without prejudice to any other of its rights and remedies and without notice to any Chargor) do all or any of the following:

(a)	serve notice upon any bank at which an Other Account is open, terminating the Chargor's right to operate such Other Account;

(b)	exercise all the powers and rights conferred on mortgagees by the Act, as varied and extended by this Deed, without the restrictions contained in sections 103 or 109(1) of the Act;

(c)
to the extent that any Security Asset constitutes Financial Collateral, as defined in the Regulations, appropriate it and transfer the title in and to it to the Agent insofar as not already transferred, subject to paragraphs (1) and (2) of Regulation 18;

(d)	subject to Clause 10.1 (Method of appointment and removal), appoint one or more persons to be a Receiver or Receivers of all or any of the Security Assets; and

(e)	appoint an administrator of any Chargor.
9.3    Disposal of the Security Assets
In exercising the powers referred to in Clause 9.2 (Powers on enforcement), the Agent or any Receiver may sell or dispose of all or any of the Security Assets at the times, in the manner and order, on the terms and conditions and for the consideration determined by it.
9.4    Application of moneys

(a)	The Agent or any Receiver shall apply moneys received by them under this Deed after the Security created under this Deed has become enforceable in the following order:

(i)
first, in or towards the payment pro rata of, or the provision pro rata for, any unpaid costs and expenses of the Agent and any Receiver under this Deed or which are incidental to any Receiver's appointment, together with interest at the Default Rate (both before and after judgment) from the date those amounts became due until the date they are irrevocably paid in full;

(ii)	secondly, in or towards the payment pro rata of, or the provision pro rata for, any unpaid fees, commission or remuneration of the Agent and any Receiver;

(iii)	thirdly, in or towards the discharge of all liabilities having priority to the Secured Liabilities;

(iv)	fourthly, in or towards the discharge of the Secured Liabilities in accordance with the Credit Agreement; and

(v)	fifthly, in the payment of any surplus to the relevant Chargor or other person entitled to it, and section 109(8) of the Act shall not apply.
(b)    Clause 9.4(a) will override any appropriation made by a Chargor.
10    Appointment and powers of Receivers
10.1    Method of appointment and removal

(a)	The Agent may not appoint a Receiver by reason only of a moratorium being obtained, or anything being done with a view to a moratorium being obtained, under section 1A of the Insolvency Act 1986.

(b)
Every appointment or removal of a Receiver, of any delegate or of any other person by the Agent pursuant to this Deed may be made in writing under the hand of any officer or manager of the Agent (subject to any requirement for a court order in the removal of an administrative receiver).

10.2    Powers of Receiver
Every Receiver shall have all the powers:

(a)	of the Agent under this Deed;

(b)	conferred by the Act on mortgagees in possession and on receivers appointed under the Act;

(c)
in relation to, and to the extent applicable to, the Security Assets or any of them, the powers specified in schedule 1 of the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver within the meaning of that Act); and

(d)	in relation to any Security Asset, which he would have if he were its only beneficial owner.
10.3    Joint or several
If two or more persons are appointed as Receivers of the same assets, they may act jointly and/or severally so that (unless any instrument appointing them specifies to the contrary) each of them may exercise individually all the powers and discretions conferred on Receivers by this Deed.
10.4    Receiver as agent
Every Receiver shall be the agent of the relevant Chargor which shall be solely responsible for his acts and defaults and for the payment of his remuneration.
    10.5    Receiver's remuneration
Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Agent, and the maximum rate specified in section 109(6) of the Act shall not apply.
10.6    Delegation

(a)
The Agent and any Receiver may, for the time being and from time to time, delegate by power of attorney or in any other manner (including, without limitation, under the hand of any manager of the Agent) to any person any right, power or discretion exercisable by the Agent or such Receiver (as the case may be) under this Deed.

(b)
Any such delegation may be made upon the terms (including, without limitation, power to sub delegate) and subject to any regulations which the Agent or such Receiver (as the case may be) may think fit.

(c)
Neither the Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub delegate who shall be entitled to all the indemnities to which his appointor is entitled under this Deed except to the extent such delegate, or sub delegate in its name, is acting in bad faith, with gross negligence, with wilful misconduct or in breach of the terms of this Deed.

11    Protection of purchasers
No purchaser or other person dealing with the Agent or any Receiver shall be bound or concerned:

(a)	to see or enquire whether the right of the Agent or any Receiver to exercise any of the powers conferred by this Deed has arisen or not;

(b)	with the propriety of the exercise or purported exercise of those powers; or

(c)	with the application of any moneys paid to the Agent, to any Receiver or to any other person.

12    Protection of the Secured Parties and Receivers
12.1    Exclusion of liability
None of the Agent, the other Secured Parties, any Receiver or any of their respective officers or employees shall have any responsibility or liability:

(a)	for any action taken, or any failure to take any action, in relation to all or any of the Security Assets;

(b)	to account as mortgagee in possession or for any loss upon realisation of any Security Asset;

(c)	for any loss resulting from any fluctuation in exchange rates in connection with any purchase of currencies; or

(d)
for the loss or destruction of, or damage to, any of the Security Assets, or to any documents of or evidencing title to them, which are in the possession or held to the order of any such person (and which will be held by such persons at the expense and risk of the Chargors); or

(e)	or any other default or omission in relation to all or any of the Security Assets for which a mortgagee in possession might be liable, except in the case of bad faith, gross negligence, wilful misconduct or breach of the terms of this Deed on the part of that person.
12.2    General indemnity
Each Chargor shall indemnify the Agent, the other Secured Parties, any Receiver and their respective officers and employees against all actions, proceedings, demands, claims, costs, expenses, and other liabilities incurred by them in respect of all or any of the following:

(a)	any act or omission by any of them in relation to all or any of the Security Assets;

(b)	any payment relating to or in respect of all or any of the Security Assets which is made at any time by any of them;

(c)	any stamp, registration or similar tax or duty which becomes payable in connection with the entry into, or the performance or enforcement of, this Deed;

(d)	carrying out or purporting to carry out any of the rights, powers and discretions conferred on them by or permitted under this Deed; and

(e)	any breach by the Chargor of any of its covenants or other obligations to the Agent or any other Secured Party, except in the case of bad faith, gross negligence, wilful misconduct or breach of the terms of this Deed on the part of that person.
12.3    Indemnity out of the Security Assets
The Agent, the other Secured Parties, any Receiver and their respective officers and employees shall be entitled to be indemnified out of the Security Assets in respect of the actions, proceedings, demands, claims, costs, expenses and liabilities referred to in Clause 12.2 (General indemnity).
12.4    Enforcement Expenses
Immediately upon demand, each Chargor shall pay all other reasonable, documented, out-of-pocket costs and expenses (including legal fees and VAT) incurred from time to time in connection with the enforcement of or preservation of rights under this Deed by the Agent, or any Receiver, attorney, manager, agent or other person appointed by the Agent under this Deed or by statute, and keep each of them indemnified against any failure or delay in paying the same.

13    Further Assurances
Each Chargor shall, at its own expense, promptly take any action and sign or execute any further documents which the Agent may reasonably require in order to:

(a)	protect, preserve and perfect the Security intended to be created by or pursuant to this Deed;

(b)	protect and preserve the ranking of the Security intended to be created by or pursuant to this Deed with any other Security over any assets of any Chargor; or

(c)
facilitate the realisation of all or any of the Security Assets or the exercise of any rights, powers and discretions conferred on the Agent, any Receiver or any administrator in connection with all or any of the Security Assets, and any such document may (i) disapply section 93 of the Act and (ii) contain an assignment to the Agent of the Book Debts in any manner reasonably required by the Agent.
13.2    Deposit of documents
Each Chargor covenants that on the occurrence of a Cash Dominion Event as soon as the Agent so requests, it shall deposit with the Agent, in respect of or in connection with the Security Assets any documents which the Agent may from time to time reasonably require for perfecting its title, or the title of any purchaser, all of which will be held by the Agent at the expense and risk of the relevant Chargor.
14    Power of Attorney
14.1    Appointment
Each Chargor irrevocably and by way of security appoints each of:

(a)	the Agent;

(b)	any delegate or sub-delegate of, or other person nominated in writing by, an officer of the Agent; and

(c)	any Receiver,
jointly and severally as that Chargor's attorney, in that Chargor's name, on its behalf and in such manner as the attorney may in its or his absolute discretion think fit following the occurrence of an Event of Default that is continuing or following the failure by that Chargor to comply with a request from the Agent in accordance with the terms of this Deed, to take any action and sign or execute any further documents which that Chargor is required to take, sign or execute in accordance with this Deed.
14.2    Ratification
Each Chargor agrees, promptly on the request of the Agent or any Receiver, to ratify and confirm all such actions taken and documents signed or executed except to the extent that the attorney in its name is acting in bad faith, with gross negligence, with wilful misconduct or in breach of the terms of this Deed.
15    Guarantee and Preservation of Security
15.1    Guarantee and indemnity
Each Chargor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party punctual performance by each Specified Loan Party of all that Specified Loan Party's payment obligations under the Loan Documents;

(b)
undertakes with each Secured Party that whenever a Specified Loan Party does not pay any amount when due under or in connection with any Loan Document, that Chargor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of a Specified Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by a Chargor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 (Guarantee and Preservation of Security) if the amount claimed had been recoverable on the basis of a guarantee.

15.2    Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Specified Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.
15.3    Reinstatement
If any payment by a Chargor or any discharge given by the Agent (whether in respect of the obligations of any Chargor, any Specified Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Chargor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Agent shall be entitled to recover the value or amount of that security or payment from each Chargor, as if the payment, discharge, avoidance or reduction had not occurred.
15.4    Waiver of defences
The obligations of each Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 15.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Agent or any other Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Chargor, any other Specified Loan Party or other person;

(b)	the release of any other Chargor, Specified Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Chargor, Specified Loan Party or any other person;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Chargor, Specified Loan Party or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Chargor, Specified Loan Party or any other person;

(e)	any amendment (however fundamental) or replacement of a Loan Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(g)	any insolvency or similar proceedings.
15.5    Chargor intent
Without prejudice to the generality of Clause 15.4 (Waiver of defences), each Chargor expressly confirms that it intends that the guarantee and security created by this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following:

(a)	acquisitions of any nature;

(b)	increasing working capital;

(c)	enabling investor distributions to be made;

(d)	carrying out restructurings;

(e)	refinancing existing facilities;

(f)	refinancing any other indebtedness;

(g)	making facilities available to new borrowers;

(h)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

(i)	any fees, costs and/or expenses associated with any of the foregoing.
15.6    Immediate recourse
Each Chargor waives any right it may have of first requiring the Agent to proceed against or enforce any other rights or security or claim payment from any person before enforcing the security constituted by this Deed. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.
15.7    Appropriations
Until the expiry of the Security Period, the Agent may:

(a)
refrain from applying or enforcing any other monies, security or rights held or received by the Agent in respect of the Secured Liabilities, or apply and enforce the same in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from any Chargor or on account of any Chargor's liability in respect of the Secured Liabilities.
15.8    Deferral of Chargors' rights
Until the expiry of the Security Period, and unless the Agent otherwise directs, no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:

(a)	to be indemnified by any other Chargor or any other Specified Loan Party;

(b)	to claim any contribution from any other guarantor of any Chargor's or Specified Loan Party's obligations under the Loan Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the Agent's rights under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Agent.

15.9    Additional Security
This Deed is in addition to, is not in any way prejudiced by and shall not merge with any contractual right or remedy or other Security now or in the future held by or available to any Secured Party.
15.10    New Accounts
If a Secured Party receives notice (actual or otherwise) of any subsequent Security over or affecting all or any of the Security Assets it may open a new account or accounts with any Chargor and, if it does not do so, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that subsequent Security, and as from that time all payments made by the relevant Chargor to that Secured Party:

(a)	shall be credited or be treated as having been credited to the new account of that Chargor; and

(b)	shall not operate to reduce the Secured Liabilities at the time when that Secured Party received or was deemed to have received such notice.
16    Notices
Any communications to be made under or in connection with this Deed shall be made in accordance with section 10.02 (Notices) of the Credit Agreement.
17    Miscellaneous Provisions
17.1    Separate Charges
This Deed shall, in relation to each Chargor, be read and construed as if it were a separate Deed relating to such Chargor to the intent that if any Security created by any other Chargor in this Deed shall be invalid or liable to be set aside for any reason, this shall not affect any Security created under this Deed by such first Chargor.
17.2    Counterparts
This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
17.3    Invalidity
If, at any time, any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
17.4    Rights and Remedies
The rights of the Secured Parties under this Deed are cumulative, may be exercised as often as considered appropriate and are in addition to the general law. Such rights (whether arising hereunder or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing and, in particular, any failure to exercise or delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right, any defective or partial exercise of any such rights shall not preclude any other or further exercise of that or any other such right, and no act or course of conduct or negotiation by any Secured Party or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.
17.5    Accession of Affiliates

(a)
To the extent that any Affiliate of the Company is required by the terms of the Loan Documents to provide Security over its assets under English law, it may do so by executing a Deed of Accession and such Affiliate shall on the date which such Deed of Accession is executed by it become a party to this Deed in the capacity of a Chargor and this Deed shall be read and construed for all purposes as if such company had been an original party to this Deed as a Chargor (but for the avoidance of doubt the security created by such company shall be created on the date of the Deed of Accession).

(b)
Each Chargor (other than the Company) by its execution of this Deed or any Deed of Accession, irrevocably appoints the Company to execute on its behalf any Deed of Accession without further reference to or the consent of such Chargor and such Chargor shall be bound by any such Deed of Accession as if it had itself executed such Deed of Accession.

18    Release
18.1    Expiry of Security Period

(a)	Upon the expiry of the Security Period or as otherwise contemplated under the Loan Documents, the Agent shall, at the request and cost of the Chargors, take whatever action is necessary to release the Security Assets from the security constituted by this Deed and/or reassign the benefit of the Security Assets to the Chargors.

(b)	Section 93 of the Act shall not apply to this Deed.
18.2    Other Accounts
At any time before the Security created by this Deed shall have become enforceable, in the absence of any directions from the Agent to the contrary, any amounts permitted by the terms of the Loan Documents to be paid into an Other Account shall upon payment into such account stand released from any fixed charge in respect of such amount created pursuant to Clause 3 (Creation of Security) and shall stand subject to the floating charge created by Clause 3.3(a) (Other Assets), provided that such release shall in no respect prejudice the continuance of any fixed charge created pursuant to Clause 3 (Creation of Security) in respect of any other amount.
19    Governing Law and Jurisdiction
19.1    Governing Law
English law governs this Deed, its interpretation and any non-contractual obligations arising from or connected with it.
19.2    Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)
This Clause 19.2 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, a Secured Party may take concurrent proceedings in any number of jurisdictions.

This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

Schedule 1
The Chargors

Name of Chargor	Jurisdiction of incorporation	Registration number (if any)
Premdor Crosby Limited	England & Wales	3227274
Door-Stop International Limited	England & Wales	6498960
Hickman Industries Limited	England & Wales	3635461
Solidor Limited	England & Wales	5433881
Toolsdecor Limited	England & Wales	3301539

Schedule 2
Forms of Notice to Banks and Acknowledgement
Part I - Collection Account Notice
[On Headed Notepaper of relevant Chargor]
[Date]
[Bank]
[Branch]
Attention:    [●]
Dear Sirs,

1
We (the Company) hereby give you notice that by guarantee and debenture dated [●], we have charged to [Agent] (the Agent) by way of first fixed charge all our rights, title, interest and benefit in and to the following account(s) held with yourselves and all amounts standing to the credit of such account from time to time:

Account No. [●], sort code [●] Account No. [●], sort code [●] [Repeat as necessary]
(the Collection Account(s)).

2	We irrevocably instruct and authorise you to, following receipt of a notice in writing from the Agent terminating the Company’s right to operate the Collection Account(s) (the Control Notice):

(a)	disclose to the Agent any information relating to any Collection Account requested from you by the Agent;

(b)	comply with the terms of any written notice or instruction relating to any Collection Account received by you from the Agent; and

(c)	pay or release any sum standing to the credit of any Collection Account in accordance with the written instructions of the Agent.

3
Following receipt of a Control Notice, you shall comply with all instructions received by the Agent from time to time with respect to the movement of funds from the Collection Account provided that such instructions are given in accordance with the terms of the attached acknowledgement letter.

4
As soon as practicable after receipt of a Control Notice, you shall provide the Agent with access to any online banking platform maintained by you to enable the Agent to give the instructions described in paragraph 3 above.

5	We acknowledge that you may comply with the instructions in this notice (the Notice) without any further permission from us.

6	Following the issuance of a Control Notice, we are not permitted to withdraw any amount from any Collection Account without the prior written consent of the Agent.

7	The instructions in this Notice may not be revoked or amended without the prior written consent of the Agent.

8	Please acknowledge receipt of this letter by returning a copy of the attached letter on your own headed notepaper with a receipted copy of this notice forthwith, to the Agent at [●], Attention: [●].

9	This Notice and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.
Yours faithfully
for and on behalf of
[the relevant Chargor]

Part II - Collection Account Acknowledgement
[On the Headed Notepaper of Bank]
[Date]
[Agent] (the Agent)
[Address]
Attention:    [●]
Dear Sirs,
[Name of Chargor] (Company)

1	We refer to the notice, received [today] from the Company with respect to the fixed charge which it has granted to the Agent over the Collection Account(s) (the Notice).
2    Terms not defined in this letter shall have the meanings given to them in the Notice.

3	We hereby acknowledge that the Company has charged to the Agent by way of a first fixed charge all of its rights, title, interest and benefit in and to the Collection Account(s).

4
We note that the Company is free to continue to operate the Collection Account(s) until such time as the Agent delivers a Control Notice to us (and as such that the charge over the Collection Account(s) is a floating charge). Any such Control Notice must be provided to [ ].

5	We hereby irrevocably undertake to you that until receipt by us of notice from you confirming that you no longer have any interest in the Collection Account(s) we shall:

(a)
not exercise any right of combination, consolidation, merger or set-off which we may have in respect of, or otherwise exercise any other right which we may have to apply any monies from time to time standing or accruing to the credit of the Collection Account(s) save for fees and charges payable to us for the operation of the Collection Account(s);

(b)	promptly notify you of any renewal, renumbering or redesignation of any and all of the Collection Account(s);

(c)
promptly send to you copies with respect to all the Collection Account(s) of all statements and, if requested by you, copies of all credits, debits and notices given or made by us in connection with such account;

(d)
comply with all instructions received by us from you from time to time with respect to the conduct of the Collection Account(s) provided that such instructions are given in accordance with the terms of this letter;

(e)	after the issuance of a Control Notice:

(i)
not permit or effect any withdrawal or transfer from the Collection Account(s) by or on behalf of the Company save for withdrawals and transfers requested by you in writing to us pursuant to the terms of this letter;

(ii)	comply with all instructions received by us from you from time to time with respect to the movement of funds from the Collection Account(s) provided that:

(A)	all instructions are received in writing, by facsimile, to us at facsimile number [●], attention: [●]; and

(B)	all instructions must be received by 2pm if they are to be complied with on the same Business Day. Instructions received outside such hours will be complied with on the next Business Day following such receipt. Facsimile instructions will be deemed received at the time of transmission;

(C)	all instructions are given in compliance with the mandate entered into by you stipulating who may give instructions to us; and

(D)	to the extent that an instruction is given which would in our opinion cause the Collection Account(s) to become overdrawn we will transfer the outstanding balance in the account;

(iii)
(subject to paragraph 5(e)(iv) below) effect the following transaction on a daily basis unless we receive written notice to the contrary in accordance with paragraph 5(e)(ii) above: the cleared balance of the Collection Account(s) will be transferred into the account at [Bank] account number [●], being an account in your name designated the [the relevant Borrower] Loan Account attn. [●]];

(iv)	not be obliged to comply with any instructions received from you or undertake the transactions set out in paragraph 5(e)(iii)) where:

(A)	due to circumstances not within our direct control we are unable to comply with such instructions; and

(B)	that to comply with such instructions will breach a Court Order or be contrary to applicable law;
and in each case we shall give notice thereof to the Company and the Agent as well as reasons why we cannot comply with such instructions; and

6
In the event that we are unable to comply with any instructions due to circumstances set out in paragraph 5(e)(iv), not be responsible for any loss caused to you or to the Company and in any event we shall not be liable for any consequential, special, secondary or indirect loss of or damage to goodwill, profits or anticipated savings (however caused).

7
You acknowledge that we are obliged to comply with the terms of this letter and that we have no notice of the particulars of the charge granted to you by the Company other than as set out in the Notice and this letter. You further acknowledge that subject to the terms of this letter we shall not be liable to you in any respect if the Company operates the Collection Account(s) in breach of any agreement entered into by the Company with you.

8
We note that, for the purposes of this letter, all notices, copy notices, advices and correspondence to be delivered to you shall be effectively delivered if sent by facsimile to you at number [●] or by post at the address at the top of this letter, in both cases marked for the attention of the [●].

This letter and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.
Yours faithfully    We hereby acknowledge and accept the terms of
this letter

for and on behalf of	for and on behalf of
[Bank]	[Agent]

Part III - Other Accounts Notice
[On Headed Notepaper of relevant Chargor]
[Date]
[Bank]
[Branch]
Attention:    [●]
Dear Sirs,

1
We hereby give you notice that by a [guarantee and] debenture dated [●], we have charged to [Agent] (the Agent) all our rights, title, interest and benefit in and to the following account(s) held with yourselves and all amounts standing to the credit of such account from time to time:

Account No. [●], sort code [●]
Account No. [●], sort code [●]
[Repeat as necessary]
(the Charged Account(s)).

2	Please acknowledge receipt of this letter by returning a copy of the attached letter on your own headed notepaper with a receipted copy of this notice forthwith, to the Agent at [●], Attention: [●].
Yours faithfully
for and on behalf of
[the relevant Chargor]

Part IV - Other Accounts Acknowledgement
[On the Headed Notepaper of Bank]
[Date]
[Agent] (the Agent)
[Address]
Attention:    [●]
Dear Sirs,
[Name of Chargor] (Company)

1	We refer to the notice, received [today] from the Company with respect to the charge which it has granted to you over the Charged Accounts (the Notice).
2    Terms not defined in this letter shall have the meanings given to them in the Notice.

3	We hereby acknowledge that the Company has charged to you all of its rights, title, interest and benefit in and to the Charged Accounts.

4	We hereby irrevocably undertake to you that until receipt by us of notice from you confirming that you no longer have any interest in the Charged Accounts we shall:

(a)
not exercise any right of combination, consolidation, merger or set-off which we may have in respect of, or otherwise exercise any other right which we may have to apply any monies from time to time standing or accruing to the credit of the Charged Accounts save for fees and charges payable to us for the operation of the Charged Accounts;

(b)	promptly notify you of any renewal, renumbering or redesignation of any and all of the Charged Accounts;

(c)
upon request from you send to you copies with respect to all the Charged Accounts of all statements together with copies of all credits, debits and notices given or made by us in connection with such account;

(d)
permit or effect any withdrawal or transfer from the Charged Accounts in accordance with the Chargor's mandate with us until we receive notice from you terminating the Chargor's right to operate the Charged Accounts;

(e)
comply with all instructions received by us from you from time to time with respect to the conduct of the Charged Accounts provided that such instructions are given in accordance with the terms of this letter;

(f)	comply with all instructions received by us from you from time to time with respect to the movement of funds from the Charged Accounts provided that:

(i)	all instructions are received in writing, by facsimile, to us at facsimile number [●], attention: [●]; and

(ii)
all instructions must be received by 2pm if they are to be complied with on the same Business Day. Instructions received outside such hours will be complied with on the next Business Day following such receipt. Facsimile instructions will be deemed received at the time of transmission; and

(iii)	(iii) to the extent that an instruction is given which would in our opinion cause any Charged Account to become overdrawn we will transfer the cleared balance in the account.
(g)    not be obliged to comply with any instructions received from you where:

(i)	due to circumstances not within our direct control we are unable to comply with such instructions; and

(ii)	that to comply with such instructions will breach a Court Order or be contrary to applicable law;
and in each case we shall give notice thereof to you and the Company as well as reasons why we cannot comply with such instructions; and

(h)
in the event that we are unable to comply with any instructions due to circumstances set out in paragraph (g), not be responsible for any loss caused to you or to the Company and in any event we shall not be liable for any consequential, special, secondary or indirect loss of or damage to goodwill, profits or anticipated savings (however caused).

5
You acknowledge that we are obliged to comply with the terms of this letter and that we have no notice of the particulars of the charge granted to you by the Company other than as set out in the Notice and this letter. You further acknowledge that subject to the terms of this letter we shall not be liable to you in any respect if the Company operates the Charged Accounts in breach of any agreement entered into by the Chargor with you.

6
We are irrevocably authorised by you to follow any instructions received from you in relation to the Charged Accounts from any person that we reasonably believe is an authorised officer of the Agent, without further inquiry as to the Agent's right or authority to give such instructions and we shall be fully protected in acting in accordance with such instructions.

7    This letter is governed by and shall be construed in accordance with English law.
Yours faithfully    We hereby acknowledge and accept the terms of
this letter

for and on behalf of [Bank]	for and on behalf of [Agent]

Schedule 3
Charged Accounts
Part I – Collection Accounts
None as at the date of this Deed.
Part II – Other Accounts

Chargor	Bank	Sort Code	Account No.	CUR
Door-Stop International Limited	[ _________ ]	------	--------	GBP
Premdor Crosby Limited	[ _________ ]	------	--------	GBP
Premdor Crosby Limited	[ _________ ]	------	--------	EUR
Premdor Crosby Limited	[ _________ ]	------	--------	USD
Door-Stop International Limited	[ _________ ]	------	--------	GBP
Door-Stop International Limited	[ _________ ]	------	--------	GBP
Hickman Industries Limited t/a National Hickman Limited	[ _________ ]	------	--------	GBP
Hickman Industries Limited t/a National Hickman Limited	[ _________ ]	------	--------	GBP
Hickman Industries Limited t/a National Hickman Limited	[ _________ ]	------	--------	GBP
Solidor Limited	[ _________ ]	------	--------	GBP
Toolsdecor Limited	[ _________ ]	------	--------	GBP

Schedule 4
Deed of Accession
THIS DEED OF ACCESSION is dated [.] and made
BETWEEN

(1)
[●] Limited [registered in England with number [.] whose registered office is at [.]][a corporation organised and existing under the laws of [.] whose principal place of business is at [.]][of [.]] (the New Chargor);

(2)
[PARTY NAME 1] [registered in England with number [.] whose registered office is at [.]][a corporation organised and existing under the laws of [.] whose principal place of business is at [.]][of [.]] for itself and as agent for and on behalf of each of the other Chargors presently party to the Debenture (as defined below) (Company); and

(3)	[Agent] (the Agent) RECITALS

(A)	The Company and others as Chargors entered into a [guarantee and] debenture dated [•] (as supplemented and amended from time to time, the Debenture) in favour of the Agent.

(B)
The New Chargor has at the request of the Company and in consideration of the Secured Parties continuing to make facilities available to the Borrowers to enter into this Deed and thereby become a Chargor under the Debenture.

(C)	The Chargors and the Agent intend that this document take effect as a deed notwithstanding that it may be executed under hand.
IT IS AGREED:
1    Terms defined in the Debenture have the same meaning when used in this Deed.

2
The New Chargor agrees to become a party to and bound by the terms of the Debenture as a Chargor with immediate effect and so that the Debenture shall be read and construed for all purposes as if the New Chargor had been an original party to the Debenture in the capacity of Chargor (but so that the security created consequent on such accession shall be created on the date of this Deed).

3	The New Chargor undertakes to be bound by all of the covenants and agreements in the Debenture which are expressed to be binding on a Chargor.

4
The New Chargor grants to the Agent the charges, mortgages and other Security described in the Debenture as being granted, created or made by Chargors under the Debenture and agrees to be bound by clause 15.1 (Guarantee and Indemnity) of the Debenture to the intent that its charges, mortgages and other Security shall be effective and binding upon it and its property and assets and shall not in any way be avoided, discharged or released or otherwise adversely affected by any ineffectiveness or invalidity of the Debenture or of any other party's execution of the Debenture or any other Deed of Accession, or by any avoidance, invalidity, discharge or release of any guarantee or charge contained in the Debenture or in any other Deed of Accession.

5	The Debenture and this Deed shall be read and construed as one to the extent and so that references in the Debenture to:
(a)this Deed and similar phrases shall be deemed to include this Deed;
(b)Schedule 3 (Charged Accounts) shall be deemed to include a reference to the Schedule to this Deed.

6	The parties agree that the bank accounts of the New Chargor specified in the Schedule to this Deed:
(a)as Other Accounts shall be designated as Other Accounts; and

(b)as Collection Accounts shall be designated as Collection Accounts, for the purposes of the Debenture.

7	The Company, for itself and as agent for and on behalf of the other Chargors under the Debenture, agrees and consents to all of the matters provided for in this Deed.

8
Without limiting the generality of the other provisions of this Deed and the Debenture, pursuant to the terms of this Deed and the Debenture, the New Chargor as security for the payment and performance of the Secured Liabilities, and in the manner specified in clause 4 (Nature of Security Created) of the Debenture:

(a)    charges to the Agent by way of a fixed charge all of its right, title and interest in and to:

(i)	the Collection Account(s) specified in the Schedule to this Deed; and

(ii)	all monies standing to the credit of such Collection Account(s) and the debts represented by them.

9	English law governs this Deed, its interpretation and any non-contractual obligations arising from or connected with it.
This Deed has been entered into as a deed on the date stated at the beginning of this Deed.
SCHEDULE
Charged Accounts
Collection Accounts
[Insert details of all Collection Accounts of the New Chargor]
Other Accounts
[Insert details of all Other Accounts of the New Chargor]

SIGNATORIES
[to the Deed of Accession]
The New Chargor
Executed as a deed by    )
[●] LIMITED    )
acting by a Director in the presence of:    )
Signature of witness:
Name of witness:

Address:

The Company
for itself and as agent for the other
Chargors party to the Debenture
Executed as a deed by    )
[COMPANY]    )
acting by a Director in the presence of:    )
Signature of witness:
Name of witness:

Address:

The Agent
[AGENT]
By:

SIGNATORIES
The Chargors
Executed as a deed by    )
Premdor Crosby Limited    )    /s/ Rose M. Murphy
acting by a Director in the presence of:    )    Rose M. Murphy
Signature of witness:                         /s/ Michael Fronte
Name of witness:                        Michael Fronte

Address:	425 Lexington Ave New York, NY 10017
Executed as a deed by    )
Door-Stop International Limited    )    /s/ Rose M. Murphy
acting by a Director in the presence of:    )    Rose M. Murphy
Signature of witness:                         /s/ Michael Fronte
Name of witness:                        Michael Fronte
Address:                        425 Lexington Ave New York, NY 10017
Executed as a deed by    )
Hickman Industries Limited    )    /s/ Rose M. Murphy
acting by a Director in the presence of:    )    Rose M. Murphy
Signature of witness:                         /s/ Michael Fronte
Name of witness:                        Michael Fronte
Address:                        425 Lexington Ave New York, NY 10017
Executed as a deed by    )
Solidor Limited    )    /s/ Rose M. Murphy
acting by a Director in the presence of:    )    Rose M. Murphy

Signature of witness:                         /s/ Michael Fronte
Name of witness:                         Michael Fronte
Address:                        425 Lexington Ave New York, NY 10017
Executed as a deed by    )
Toolsdecor Limited    )    /s/ Rose M. Murphy
acting by a Director in the presence of:    )    Rose M. Murphy
Signature of witness:                         /s/ Michael Fronte
Name of witness:                        Michael Fronte
Address:                            425 Lexington Ave New York, NY 10017
The Agent
Wells Fargo Bank, National Association
By:    /s/ Matt Mouledous
Name:    Matt Mouledous
Title:     VP